Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

To the Members

Bickford Master I, LLC.

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-145410) of Care Investment Trust Inc. of our report dated February 28, 2013, with respect to the consolidated balance sheet of Bickford Master I, LLC as of December 31, 2012, and the related consolidated statements of income, member deficit, and cash flows for the year then ended, which appears in the December 31, 2012 Form 10-K of Care Investment Trust Inc.

/s/ Mayer Hoffman McCann P.C.

Leawood, KS

March 22, 2013